Filed pursuant to Rule 433

Free Writing Prospectus dated November 17, 2014

Registration Statement No. 333-199110

ALBEMARLE CORPORATION

Pricing Term Sheet — November 17, 2014

$250,000,000 3.000% Senior Notes due 2019

$425,000,000 4.150% Senior Notes due 2024

$350,000,000 5.450% Senior Notes due 2044

The following information, filed pursuant to Rule 433, supplements the

Preliminary Prospectus Supplement dated November 17, 2014, filed as part of

Registration Statement No. 333-199110

Issuer:	Albemarle Corporation (the “Company”)

Security:	3.000% Senior Notes due 2019 (“2019 Notes”)

4.150% Senior Notes due 2024 (“2024 Notes”)

5.450% Senior Notes due 2044 (“2044 Notes”)

Aggregate Principal Amount Offered:	2019 Notes: $250,000,000

2024 Notes: $425,000,000

2044 Notes: $350,000,000

Trade Date:	November 17, 2014

Settlement Date:	November 24, 2014 (T+5)

We expect that delivery of the notes will be made against payment therefor on or about November 24, 2014, which is the 5th business day following the date of pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of the prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next succeeding business day should consult their own advisors.

Maturity:	2019 Notes: December 1, 2019

2024 Notes: December 1, 2024

2044 Notes: December 1, 2044

Coupon Payment Dates:	2019 Notes: June 1 and December 1 each year, beginning June 1, 2015

2024 Notes: June 1 and December 1 each year, beginning June 1, 2015

2044 Notes: June 1 and December 1 each year, beginning June 1, 2015

Benchmark Treasury:	2019 Notes: 1.500% due October 31, 2019

2024 Notes: 2.250% due November 15, 2024

2044 Notes: 3.125% due August 15, 2044

Benchmark Treasury Price:	2019 Notes: 99-12 3⁄4

2024 Notes: 99-06

2044 Notes: 101-02

Benchmark Treasury Yield:	2019 Notes: 1.627%

2024 Notes: 2.342%

2044 Notes: 3.070%

Spread to Benchmark Treasury:	2019 Notes: +140 basis points

2024 Notes: +185 basis points

2044 Notes: +240 basis points

Coupon:	2019 Notes: 3.000%

2024 Notes: 4.150%

2044 Notes: 5.450%

Price to Public:	2019 Notes: 99.875% of principal amount

2024 Notes: 99.658% of principal amount

2044 Notes: 99.705% of principal amount

Net Proceeds to Issuer (excluding transaction related expenses):	$1,014,876,500

Yield to Maturity:	2019 Notes: 3.027%

2024 Notes: 4.192%

2044 Notes: 5.470%

CUSIP:	2019 Notes: 012725 AB3

2024 Notes: 012725 AC1

2044 Notes: 012725 AD9

ISIN:	2019 Notes: US012725AB30

2024 Notes: US012725AC13

2044 Notes: US012725AD95

Optional Redemption:	2019 Notes: Make-whole at T+25 bps

Par call at any time on or after November 1, 2019 (one month prior to maturity)

2024 Notes: Make-whole at T+30 bps

Par call at any time on or after September 1, 2024 (three months prior to maturity)

2044 Notes: Make-whole at T+40 bps

Par call at any time on or after June 1, 2044 (six months prior to maturity)

Special Mandatory Redemption of 2019 Notes and 2044 Notes:	101% of the principal amount of such notes, plus accrued and unpaid interest from the date of initial issuance or the most recent date to which interest has been paid or duly provided for, whichever is later, to but excluding the Special Mandatory Redemption Date (as defined in the Preliminary Prospectus Supplement), if the Merger (as defined in the Preliminary Prospectus Supplement) is not completed on or prior to August 15, 2015, or the Merger Agreement (as defined in the Preliminary Prospectus Supplement) is terminated at any time prior thereto.

Change of Control Triggering Event:	Putable at 101% of the principal amount plus accrued and unpaid interest, if any, up to but not including the redemption date.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp.

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

SMBC Nikko Securities America, Inc.

Co-Managers:	HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

PNC Capital Markets LLC.

The Williams Capital Group, L.P.

The information in this communication supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Company and the Notes.

The Company has previously filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement was automatically effective on October 1, 2014. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.